FXCM Reports Monthly Metrics

NEW YORK—July 15, 2014-- FXCM Inc. (NYSE: FXCM) today announced certain key operating metrics for June 2014 for its retail and institutional foreign exchange business.

Monthly activities included:

June 2014 Retail Trading Metrics

•	Retail customer trading volume (1) of $254 billion in June 2014, 3% lower than May 2014 and 36% lower than June 2013. Volume from indirect sources was 45% of total retail volume (1) in the second quarter 2014. Retail customer trading volume (1) for the second quarter 2014 was $769 billion, 18% lower than the first quarter 2014, and 33% lower than the second quarter 2013.

•	Average retail customer trading volume(1) per day of $12.1 billion in June 2014, 1% higher than May 2014 and 39% lower than June 2013.

•	An average of 350,069 retail client trades per day in June 2014, 1% higher than May 2014 and 37% lower than June 2013.

•	Tradable accounts(2) of 208,365 as of June 30, 2014, an increase of 4,336 accounts, or 2% from May 2014, and an increase of 17,367 accounts, or 9%, from June 2013.

June 2014 Institutional Trading Metrics

•	Institutional customer trading volume (1) of $226 billion in June 2014, 22% higher than May 2014 and 23% higher than June 2013.

•	Average institutional trading volume (1) per day of $10.8 billion in June 2014, 29% higher than May 2014 and 17% higher than June 2013.

•	An average of 54,542 institutional client trades per day in June 2014, 1% lower than May 2014 and 34% higher than June 2013.

More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company's corporate web site, www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc. FXCM undertakes no obligation to publicly update or review previously reported operating data. Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company's corporate web site, www.fxcm.com.

(1) Volume that FXCM customers traded in period translated into US dollars.

(2) An account that has sufficient funds to place a trade in accordance with FXCM trading policies.

Disclosure Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect FXCM Inc.'s current views with respect to, among other things, its operations and financial performance for the future. You can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. FXCM Inc. believes these factors include but are not limited to evolving legal and regulatory requirements of the FX industry, the limited operating history of the FX industry, risks related to the protection of its proprietary technology, risks related to its dependence on FX market makers, market conditions and those other risks described under "Risk Factors" in FXCM Inc.'s Annual Report on Form 10-K and other SEC filings, which are accessible on the SEC website at sec.gov.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this presentation and in our SEC filings. FXCM Inc. undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

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FXCM Inc.
Jaclyn Klein, 646-432-2463
Vice-President, Corporate Communications
jklein@fxcm.com
investorrelations@fxcm.com